EXHIBIT 99.1

SOTHEBY’S BOARD CONDUCTING SEARCH FOR NEXT CEO
William F. Ruprecht to Step Down By Mutual Agreement;
Will Continue as Chairman, President, and CEO Until Successor In Place

NEW YORK, 20 November 2014 - Sotheby’s (NYSE: BID) today announced that its Board of Directors has begun a search for the Company’s next Chief Executive Officer and that William F. Ruprecht will step down by mutual agreement with the Board. Mr. Ruprecht, who has served as CEO since 2000, will continue as Chairman, President and CEO until his successor is in place to ensure a smooth transition.

The Board has formed a Search Committee to oversee the recruiting of a new CEO and has retained Spencer Stuart, a leading executive search firm, to assist in the process. The Committee is led by Domenico De Sole, Lead Independent Director.

Mr. De Sole said, “The Board is focused on ensuring a smooth transition that will facilitate Sotheby’s continued success. As we move to new leadership, the Board is sharply focused on upholding the world-class standard of excellence that Sotheby’s has long represented to our clients and achieving Sotheby’s full long-term potential for the benefit of our shareholders. We are moving with a sense of urgency but we will take the time we need to find the right leader for Sotheby’s at this critical juncture in its continuing evolution.”

Mr. De Sole continued, “We are deeply grateful to Bill Ruprecht for his long and exemplary service to Sotheby’s and how he has successfully guided the Company through serious challenges into an era of significant growth and development. Under Bill’s leadership, the Sotheby’s brand has never been stronger, and he has built the Company’s business to include branded private gallery sales, an expanding art-related finance business, retail wine and jewelry sales, global education programs, and an innovative online presence. My fellow Directors and I salute Bill’s unwavering dedication and the many significant contributions he has made to Sotheby’s for more than three decades, and we appreciate his willingness to assist in effecting a smooth transition.”

Mr. Ruprecht said, “I have had the privilege of working with so many talented and dedicated colleagues at Sotheby’s, and I am proud of all that we have accomplished together. This is an exciting time for this great Company, as we continue to capitalize on robust global demand in our salesrooms and increasingly online. The last few years have been the most successful in the Company’s history. I am comfortable and confident saying

EXHIBIT 99.1

Sotheby’s is well positioned for the next chapter of its success, and I will do all I can to contribute to a smooth leadership transition.”

Mr. Ruprecht, 58, became a Director and President and CEO of Sotheby’s in 2000 and was elected Chairman of the Board in 2012. He previously served as Executive Vice President of the Company and Managing Director of Sotheby’s North and South America from 1994 until 2000. From 1992 to 1994, he served as Director of Marketing for the Company worldwide and also oversaw a number of specialist departments. From 1986 to 1992, Mr. Ruprecht served as Director of Marketing for Sotheby’s, Inc. He joined the Company in 1980.

About Sotheby's
Sotheby's has been uniting collectors with world-class works of art since 1744. Sotheby's became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby's presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby's BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby's offers collectors the resources of Sotheby's Financial Services, the world's only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Contemporary Art department, as well as Sotheby's Diamonds and Sotheby's Wine. Sotheby's has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange.

Forward-Looking Statements
This release contains certain "forward-looking statements" (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the "forward-looking statements" include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

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CONTACT:
New York | Andrew Gully | Jennifer Park |
Andrew.Gully@Sothebys.com | Jennifer.Park@Sothebys.com |  +1 212 606 7176

Sard Verbinnen & Co | George Sard |Renée Soto | +212 687 8080

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